UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

CEDAR REALTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Cedar Realty Trust, Inc. (the “Company”) entered into definitive agreements with RioCan Real Estate Investment Trust (“RioCan”) (TSX: REI.UN) to exit the 20% Cedar/80% RioCan joint venture that owns 22 retail properties.  Pursuant to the agreements, the Company (a) will acquire RioCan’s 80% ownership interest in Franklin Village, Franklin, Massachusetts for approximately $60.1 million, including the assumption of related in-place mortgage financing of $34.7 million and (b) will sell to RioCan its 20% ownership interest in the remaining 21 joint venture properties for approximately $119.5 million, including the assumption of related in-place mortgage financings of $54.4 million.  The Company will receive approximately $39 million of cash, as well as a distribution of its share of the joint venture working capital.  The Company intends to use the cash proceeds to repay mortgage obligations with a weighted-average interest rate of 6.5% that are pre-payable by the fourth quarter of 2012 and the first quarter of 2013.

The Company will continue to manage the properties to be acquired by RioCan and will receive management fees, subject to a one-year management agreement terminable by RioCan on 90 days notice.  With respect to the common stock of the Company owned by RioCan, RioCan will remain subject to all the standstill provisions that it agreed to in October 2009 when it first acquired shares of common stock of the Company for as long as it owns its shares of common stock of the Company.

The closing of this transaction is subject to normal closing conditions, but is expected to occur in October 2012.

The foregoing summary is qualified in its entirety by reference to the definitive Agreement Regarding Purchase of Partnership Interests dated September 6, 2012 that is filed as Exhibit 1.1 to this report.  Further details regarding this transaction can also be found in the press release that is furnished with this report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

1.1	Agreement Regarding Purchase of Partnership Interests dated September 6, 2012

99.1	Press Release dated September 6, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2012

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Bruce J. Schanzer
President and CEO

Exhibit Index

Exhibit Number	Description

1.1	Agreement Regarding Purchase of Partnership Interests dated September 6, 2012

99.1	Press Release dated September 6, 2012